Exhibit 99.1
Contact:
Priscilla Harlan
Vice President, Corporate Communications & Investor Relations
Molecular Insight Pharmaceuticals, Inc.
(617) 492-5554
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. Announces
Second Quarter 2007 Financial Results
- Conference Call To Be Held Today At 10:00 a.m. Eastern Time -
Recent Highlights Include:
•	Initiated Planned Pivotal Registration Trial for Zemiva™ in Cardiac Ischemia

•	Completed Zemiva Normals Database Trial

•	Zemiva Phase 2b Trial and Normals Database Data Accepted as Late-Breaking Abstract at Upcoming ASNC Annual Meeting

•	Presented Award-winning Trofex™ Preclinical Data at Society of Nuclear Medicine

•	Entered into Purchase Agreement for Commercial-scale Radiopharmaceutical Manufacturing Facility
Cambridge, MA, August 13, 2007 – Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) announced today financial results for the quarter ended June 30, 2007 and provided financial and operational guidance for fiscal year 2007.
“Molecular Insight has had a very productive second quarter in progressing our robust portfolio of promising and innovative molecular imaging pharmaceuticals and targeted radiotherapeutics for cancer,” said David S. Barlow, Chairman and CEO of Molecular Insight. “Our clinical development programs are all on or ahead of plan. We have initiated the planned pivotal registration trial for Zemiva and are actively enrolling patients on schedule. Our Phase 1 of a planned Phase 1/2 trial for AzedraTM has begun dosing the second patient cohort ahead of schedule, and, in the Onalta™ development program, we completed the technology transfer from Tyco/Mallinckrodt to two manufacturing sites, ahead of schedule. Our Solazed™ and Trofex development programs remain on track.”
“During the quarter, we signed an important and strategic purchase and sale agreement for a manufacturing facility in Denton, Texas, which we believe will eventually allow us to manufacture and produce many, if not all of our own products. Additionally, we were recognized for cutting edge research for our Trofex program for the detection of prostate cancer,” Mr. Barlow added.
Recent Corporate Highlights
•	Initiated a planned pivotal registration Phase 2 trial with Zemiva, the company’s lead molecular imaging pharmaceutical, for the diagnosis of cardiac ischemia in patients presenting with chest pain in the emergency department setting. The trial builds upon previous data that demonstrated the ability of Zemiva to detect cardiac ischemia at rest up to 30 hours after an ischemic event. This trial will enroll 600 to 700 patients at up to 70 sites in North America and is designed to be the first of two planned pivotal registration trials. These two trials together could form the basis of an application with the U.S. Food and Drug Administration (FDA) for marketing approval of Zemiva.

•	Completed the Normals reference database trial for Zemiva in 174 subjects. The database is designed to provide a library of normal cardiac images and a computer-based algorithm to facilitate more timely and accurate reading of Zemiva scans. As part of the company’s clinical development strategy, the Normals database will be applied throughout the Zemiva development program and during its potential commercialization.
Molecular Insight Pharmaceuticals, Inc. • 160 Second Street • Cambridge, MA 02142
Tel: 617.492.5554 • Fax: 617.492.5664 • www.molecularinsight.com

Molecular Insight Pharmaceuticals, Inc. Announces
Second Quarter 2007 Financial Results
August 13, 2007

•	Announced that results of the prospective analysis of the Zemiva Phase 2b trial and the validation of the Zemiva Normals reference database will be presented as late-breaking clinical data at the upcoming American Society of Nuclear Cardiologists (ASNC) annual meeting.

•	The Society of Nuclear Medicine recognized Molecular Insight research on the compound MIP-1072 with the 2007 Berson-Yalow Award for the most original scientific abstract that made the most significant contribution to basic or clinical radioassay. The company presented preclinical data on MIP-1072 at the 54th annual meeting of the Society of Nuclear Medicine. MIP-1072 is a radiolabeled molecular imaging pharmaceutical in the company’s Trofex program which is in development for the detection and staging of prostate cancer. Preclinical studies suggest that MIP-1072 can identify the presence of prostate tumors specifically and non-invasively by targeting prostate-specific membrane antigen (PSMA) expression on prostate cancer cells.

•	Entered into a $3 million purchase agreement for a domestic, commercial-scale radiopharmaceutical manufacturing facility in Denton, Texas with NeoRx Manufacturing Group, Inc., a wholly owned subsidiary of Poniard Pharmaceuticals, Inc.
Financial Highlights of the Second Quarter 2007
Second quarter 2007 net loss attributable to common shareholders was ($11.5) million, or ($0.47) per share, compared to a net loss attributable to common shareholders of ($6.5) million, or ($1.44) per share, in the second quarter of 2006. Total revenues for the second quarter of 2007 were $15,000, compared to total revenues of $82,000 in the second quarter of 2006. Our revenues to date have consisted of National Institute of Health grants. Cash and cash equivalents and short-term investments at June 30, 2007 totaled $49.7 million, compared to $8.9 million at December 31, 2006.
Research and development (R&D) expenses totaled $7.7 million in the second quarter of 2007, compared to $3.6 million in the second quarter of 2006. The increase in R&D expenses is primarily due to increased costs associated with the Phase 2 trials for Azedra and Zemiva, increased preclinical development costs and compensation-related expenses associated with an expanded R&D team.
General and administrative (G&A) expenses were $4.4 million for the second quarter of 2007, compared to $2.0 million in the second quarter of 2006. The major increases in G&A expenses were the increased compensation expense including stock based compensation, increased legal fees, increased recruiting and relocation fees, increased communications, sales and marketing expenses and increased insurance expenses. These increases were primarily a result of both additional services and expenses related to our new public company legal and reporting requirements following our initial public offering in the first quarter of 2007, and additional consulting services to support accounting and finance personnel in the second quarter of 2007.
Other (expense) income net was $555,000 in income, net for the second quarter of 2007 compared to $41,000 expense in the second quarter of 2006. This increase was primarily due to additional interest income from the higher cash and investment funds following the initial public offering and lower interest expense from reduction in notes payable, from the payoff of debt and the conversion of convertible debt to common stock as part of the stock offering.
Redeemable convertible preferred stock dividends and accretion of issuance costs were $0 for the second quarter of 2007, compared to $939,000 for the second quarter of 2006. This decrease was a result of the company’s preferred stock being converted to common stock following the initial public offering.

Molecular Insight Pharmaceuticals, Inc. Announces
Second Quarter 2007 Financial Results
August 13, 2007

Molecular Insight Operational Guidance
Molecular Insight expects to meet the following clinical milestones over the next 12 to 18 months:
•	Report prospective analysis of the Zemiva Phase 2b trial and the validation of the Zemiva Normals reference database at the ASNC annual meeting on September 8, 2007

•	Complete purchase of domestic, commercial-scale radiopharmaceutical manufacturing facility in the second half of 2007

•	Complete the planned pivotal registration Phase 2 trial that is currently underway for Zemiva in the first half of 2008

•	Initiate a neuroblastoma clinical trial with Azedra in the first half of 2008

•	Complete Phase 1 Azedra dose-ranging clinical trial in pheochromocytoma in the first half of 2008

•	Initiate a Phase 1 dosimetry trial with Solazed, a targeted radiotherapeutic small molecule for the treatment of malignant melanoma, in the first half of 2008

•	Initiate a Phase 1 dosimetry trial with Trofex, a prostate-specific membrane antigen-targeted molecular imaging pharmaceutical for the diagnosis of prostate cancer, in the first half of 2008

•	Initiate an additional Phase 1 dosimetry trial with Onalta, a somatostatin receptor-targeted molecular radiotherapeutic peptide for the treatment of neuroendocrine tumors, in the first half of 2008

•	Initiate a planned confirmatory Phase 3 pivotal trial with Zemiva in the second half of 2008

•	Initiate a planned Phase 2 pivotal trial with Azedra in the second half of 2008

•	Complete a Trofex dosimetry trial in the second half of 2008

•	Initiate a dose and image optimization trial for Trofex in the second half of 2008
Conference Call Access Information
The company will host a conference call to discuss financial results on Monday, August 13, 2007, at 10:00 a.m. Eastern Time. The call can be accessed by dialing (866) 202-0886 or (617) 213-8841 (for international participants) at least five minutes prior to the start of the call. The participant pass code is 70088080. For one week following the call, an audio replay can be accessed by dialing (888) 286-8010 or (617) 801-6888 (for international callers) and using the pass code 96917838.
A live audio webcast of the call will also be available on the “Investor Relations” section of the company’s website, www.molecularinsight.com. The company will present a short PowerPoint presentation during the call. An archived audio webcast and the PowerPoint slides will be available on the company’s website after the event and will be archived for 30 days.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The company is focused on discovering, developing and commercializing innovative and targeted radiotherapeutics and molecular imaging pharmaceuticals with initial applications in the areas of oncology and cardiology. Its lead targeted radiotherapeutic product

Molecular Insight Pharmaceuticals, Inc. Announces
Second Quarter 2007 Financial Results
August 13, 2007

candidates, Azedra and Onalta, are being developed for detection and treatment of cancer. The company’s lead molecular imaging pharmaceutical product candidate, Zemiva, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. In addition, the company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. Molecular Insight Pharmaceuticals is based in Cambridge, Massachusetts and its website address is: www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Azedra™, Onalta™, Zemiva™ and any other statements relating to product candidates or the applicable regulatory process, including clinical development programs, estimated enrollment figures and number of sites for the Phase 2 trial with Zemiva, and projected clinical milestones over the next 12 to 18 months. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Results Report for the Second Quarter of Fiscal 2007
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2007	2006	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue — Research and development grants	$82,391	$14,686	$163,909	$262,253

Operating expenses:
Research and development	3,619,433	7,683,083	7,687,553	17,368,387
General and administrative	1,970,212	4,430,606	4,873,655	7,505,010
Total operating expenses	5,589,645	12,113,689	12,561,208	24,873,397

Loss from operations	(5,507,254)	(12,099,003)	(12,397,299)	(24,611,144)

Other (expense) income:
Interest income	89,512	620,412	255,501	1,146,329
Interest expense	(130,697)	(53,865)	(248,835)	(1,489,068)
Other	—	(11,514)	—	(22,096)

Total other (expense) income, net	(41,185)	555,033	6,666	(364,835)

Net loss	(5,548,439)	(11,543,970)	(12,390,633)	(24,975,979)

Redeemable convertible preferred stock dividends and accretion of issuance costs	(939,420)	—	(1,894,034)	(1,368,126)

Net loss attributable to common stockholders	$(6,487,859)	$(11,543,970)	$(14,284,667)	$(26,344,105)

Net loss per share attributable to common stockholders:
Basic and diluted net loss per share attributable to common stockholders	$(1.44)	$(0.47)	$(3.23)	$(1.24)

Weighted average shares used to compute basic and diluted loss per share attributable to common stockholders	4,500,541	24,782,715	4,426,879	21,208,365

Molecular Insight Pharmaceuticals, Inc. Announces
Second Quarter 2007 Financial Results
August 13, 2007

CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	June 30,
	2006	2007
		(Unaudited)
Current assets:
Cash and cash equivalents	$8,915,857	$5,601,812
Short-Term Investments	—	44,172,728
Accounts receivable—research and development grants	127,924	344,309
Prepaid expenses and other current assets	1,563,314	1,049,989

Total current assets	10,607,095	51,168,838
Property and equipment—net	886,783	2,002,082
Deferred stock offering cost	982,195	—
Deposits	7,291	542,588
Other assets	450,811	186,822

Total assets	$12,934,175	$53,900,330

Current liabilities:
Notes payable, current portion	$1,734,672	$1,746,916
Accounts payable	1,499,830	1,395,425
Accrued expenses	5,812,055	6,664,887
Accounts payable and accrued expenses – related parties	684,243	948,461
Success fee liability	278,000	—

Total current liabilities	10,008,800	10,755,689

Notes payable — less current portion	1,832,384	937,981
Convertible note payable including interest	14,844,286	—
Deferred rent	22,568	—

Redeemable convertible preferred stock	48,089,941	—

Total stockholders’ equity (deficit)	(61,863,804)	42,206,660

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$12,934,175	$53,900,330

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